PRESS RELEASE

December 16, 2004

Investor
Contacts:         Shane Glenn (952) 294 - 3416
sglenn@stratasys.com
Tom Stenoien, (952) 937 - 3000

Editorial
Contact:          Joe Hiemenz
(952) 906 - 2726
jhiemenz@stratasys.com

STRATASYS RECEIVES $1 MILLION ORDER

Order is Largest from an End-User in Company History

Minneapolis, Dec. 16 — (Nasdaq: SSYS) Rapid prototyping system maker, Stratasys, says it has received the largest order from an end-user in company history. The order, which came from a major global automobile manufacturer, is a three-year equipment rental package valued in excess of $1 million.

The package comprises four rapid prototyping systems, including both technologies offered by Stratasys: FDM (fused deposition modeling) and PolyJet (polymer jetting). The auto-maker will use the equipment for validation of automobile exterior and dashboard part design.

It chose the package of FDM and PolyJet equipment because of their complementary strengths: FDM was selected because it can build functional prototypes, and it offers high dimensional accuracy. PolyJet was chosen because the auto-maker needed a fast machine to model instrument panel components at a high resolution. The PolyJet system can attain resolutions to 0.0006 inch, which was beneficial because end products will have a Class A surface finish.
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Stratasys $1 Million order Page 2

The package includes two FDM Maxums, one FDM Vantage SE, and one Eden333, as well as some materials and services. The FDM Maxum is the company’s highest precision machine, and it has one of the largest build-envelopes available in the industry. The FDM Vantage SE is a mid-priced rapid prototyping system that can build models from multiple high-performance thermoplastics. The Eden333 is a PolyJet system, which builds models from photo-polymer resin. It is known for its speed, feature detail, and high resolution. Stratasys markets the two technologies in packages that it calls “the best of both worlds.” FDM systems are manufactured by Stratasys. PolyJet systems are manufactured by Objet Geometries, Ltd., for which Stratasys is the exclusive North American distributor.

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping systems and 3D printers. In 2003, the company supplied 37 percent of all such systems installed worldwide, making it the unit market leader, according to Wohlers Report 2004. Stratasys patented the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models directly from 3D CAD files using ABS plastic, polycarbonate, and PPSF. The company holds 110 granted or pending rapid prototyping patents. Stratasys equipment is used by industry OEMs, such as aerospace, defense, automotive, medical, electronic, and consumer product makers. These rapid prototyping systems are also used for rapid manufacturing and rapid tooling applications. For more information on the company go to www.Stratasys.com.

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FDM Maxum, FDM Vantage, and Eden 333 are trademarks, and FDM is a registered trademark of Stratasys, Inc. PolyJet is a trademark of Objet Geometries, Ltd.

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